Exhibit 23.2

JIMMY C.H. CHEUNG & CO. Certified Public Accountants Members of Kreston International	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS

TEDA TRAVEL GROUP, INC.

We hereby consent to the use in this Registration Statement of Teda Travel Group, Inc. on Form SB-2 dated July 28, 2006 of our report dated March 28, 2006 of Teda Hotels Management Company Limited and subsidiaries for the year ended December 31, 2005.

We also consent to the reference to our firm under the caption "Experts" included in this Registration Statement.

JIMMY C.H. CHEUNG & CO.

Certified Public Accountants

Hong Kong

July 28, 2006

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Telephone: (852) 25295500 Fax: (852) 28651067 Email : jchc@krestoninternational.com.hk Website : http://www.jimmycheungco.com	Kreston International with offices in Europe America, The Middle East, The Far East and Australia